EXHIBIT 10.32

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of April 1, 2000, by and among GenesisIntermedia.com, Inc., a Delaware corporation ("Genesis"), Genesis-Dyna Acquisition, Inc., a California corporation and wholly owned subsidiary of Genesis ("Acquisition"), Dynatype Design and Graphics Centers, Inc., a California corporation ("Company"), and Kathryn A. Smith ("Stockholder"). Genesis, Acquisition, the Company and the Stockholder are referred to collectively herein as the "Parties" and each individually as "Party."

                                    RECITALS:

                  WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby Acquisition will be merged with and into the Company and the Company will be the surviving corporation in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the "CGCL");

                  NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  "Accounts Receivable" has the meaning set forth in Section
6.11 below.

                  "Acquisition" has the meaning set forth in the preamble hereto.

                  "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Company Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
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                  "Affiliated Group" means any affiliated group within the
meaning of Section 1504 of the Code, or any consolidated, combined, unitary or similar group defined under a similar provision of state, local or foreign law.

                  "Agreement" has the meaning set forth in the preamble hereto.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

                  "Cal U.C.C." has the meaning set forth in Section 6.21(e) below.

                  "Certificates" has the meaning set forth in Section 4.3 below.

                  "CGCL" has the meaning set forth in the Recitals hereto.

                  "CIBRA" has the meaning set forth in Section 6.21(e) below.

                  "Closing" has the meaning set forth in Section 2.3 below.

                  "Closing Date" has the meaning set forth in Section 2.3 below.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning set forth in the preamble hereto.

                  "Company Board" shall mean the Board of Directors of the Company.

                  "Company Financial Statements" has the meaning set forth in
Section 6.9 below.

                  "Company Hazardous Materials Activities" has the meaning set forth in Section 6.27(b) below.

                  "Company Intellectual Property" shall have the meaning set forth in Section 6.16(d) below.

                  "Company Shares" has the meaning set forth in the Recitals hereto.

                  "Confidential Information" means any information concerning the businesses and affairs of the Company, the Surviving Corporation or Genesis that is not generally available to the public.

                  "Copyright" has the meaning set forth in Section 6.16(b) below.

                  "Damages" has the meaning set forth in Section 10.1(a) below.

                  "Dissenting Shares" has the meaning set forth in Section 4.1 below.

                  "Effective Time" has the meaning set forth in Section 2.2 below.

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

                  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss. 3(1).

                  "Environmental Permits" has the meaning set forth in Section 6.27(c) below.

                  "Equipment" has the meaning set forth in Section 6.32 below.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Agent" has the meaning set forth in Section 4.2 below

                  "Exchange Fund" has the meaning set forth in Section 4.2 below.

                  "Fully Diluted Company Shares" means all Company Shares issued and outstanding, plus all Company Shares subject to issuance upon the exercise of options, warrants, convertible securities and similar rights.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Genesis" has the meaning set forth in the preamble hereto.

                  "Genesis Shares" has the meaning set forth in Section 5.2 below.

                  "Governmental Authority" means any government, court or tribunal or administrative, governmental or regulatory body, agency or authority, whether federal, state or local, or domestic or foreign, and any departmental or political subdivision thereof.

                  "Hazardous Material" has the meaning set forth in Section 6.27(a) below.

                  "HSR Act" has the meaning set forth in Section 6.3(d) below.

                  "Indemnified Party" has the meaning set forth in Section 11.1 below.

                  "Indemnification Threshold" has the meaning set forth in
Section 10.2(a).

                  "Intellectual Property" has the meaning set forth in Section 6.16(d) below.

                  "Inventory" has the meaning set forth in Section 6.32 below.

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                  "Knowledge" of the Company means matters actually known by any officer or director of the Company, after due inquiry, and matters that an individual in such position reasonably would be expected to know after due inquiry.

                  "Laws" has the meaning set forth in Section 6.14(c)(iv) below.

                  "Leases" has the meaning set forth in Section 6.14(c)(x) below.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Lien" has the meaning set forth in Section 6.4 below.

                  "Material Adverse Effect" means, as to any Party, any effect, occurrence or change that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties, results of operations, condition (financial or otherwise) or prospects of such Party and its Subsidiaries, taken as a whole, or is reasonably likely to materially hinder or impair the consummation of the transactions contemplated hereby.

                  "Material Contracts" has the meaning set forth in Section 6.17(a) below.

                  "Merger" has the meaning set forth in the Recitals hereto.

                  "Merger Agreement" has the meaning set forth in Section 2.2 below.

                  "Multiemployer Plan" has the meaning set forth in ERISA ss. 3(37).

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Organizational Documents" means the articles or certificate of incorporation of the Company and each Subsidiary.

                  "Other Rights" has the meaning set forth in Section 6.16(c) below.

                  "Qualified Plans" has the meaning set forth in Section 6.21 below.

                  "Party" or "Parties" has the meaning set forth in the preamble hereto.

                  "Patent" has the meaning set forth in Section 6.16(b) below.

                  "PBGC" has the meaning set forth in Section 6.21 below.

                  "Permits" has the meaning set forth in Section 6.13 below.

                  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

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                  "Plans" has the meaning set forth in Section 6.21 below.

                  "Pledged Assets" has the meaning set forth in Section 4.13(a) below.

                  "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

                  "Qualified Plans" has the meaning set forth in Section 6.21 below.

                  "Real Property" has the meaning set forth in Section 6.14(a) below.

                  "Related Party Agreements" has the meaning set forth in
Section 6.17(a) below.

                  "Release Date" has the meaning set forth in Section 4.13(c) below.

                  "Reportable Event" has the meaning set forth in ERISA ss.
4043.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "Subsidiary" has the meaning set forth in Section 6.1 below.

                  "Surviving Corporation" has the meaning set forth in Section
2.1 below.

                  "Territory" has the meaning set forth in Section 7.11(a)(i) below.

                  "Third-Party Intellectual Property" has the meaning set forth in Section 6.16(d) below.

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                                   ARTICLE 2

                         MERGER; EFFECTIVE TIME; CLOSING

2.1 Merger. Subject to the terms and conditions of this Agreement and the CGCL, at the Effective Time, Acquisition and the Company shall consummate the Merger in which (i) Acquisition shall be merged with and into the Company and the separate existence of Acquisition shall thereupon cease, (ii) Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of California and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 1107 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, Acquisition and Company shall (i) cause to be executed an Agreement of Merger in substantially the form attached hereto as Exhibit A (the "Merger Agreement") together with the officer's certificates required by Section 1103 of the CGCL (forms of which are attached hereto as part of Exhibit B). The Merger shall become effective when the Merger Agreement and such officer's certificates shall have been duly filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL. Such time is hereinafter referred to as the "Effective Time."

2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Genesis at 5805 Sepulveda Blvd., 4th Floor, Van Nuys, CA 91411, commencing at 10:00 a.m. local time on May 8, 2000. The date on which the Closing takes place shall be referred to in this Agreement as the "Closing Date."

                                   ARTICLE 3

                        ARTICLES OF INCORPORATION; BYLAWS
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

3.1 Articles of Incorporation. The articles of incorporation of the Company, as in effect immediately prior to the date of this Agreement and as amended as provided in Exhibit C hereto, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or under the CGCL.

3.2 Bylaws. The bylaws of the Company, as in effect immediately prior to date of this Agreement and as amended as provided in Exhibit D hereto, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or under the CGCL.

3.3 Directors and Officers. The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected, appointed or qualified or until the earlier of their death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

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                                   ARTICLE 4

                   CONVERSION OF SHARES; MERGER CONSIDERATION

4.1      Conversion of Shares.  At the Effective Time:

(a) Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than (i) Company Shares held by the Company, and (ii) Company Shares held by Genesis, Acquisition or any other subsidiary of Genesis and (iii) Company Shares as to which dissenter's rights shall have been perfected and not withdrawn or otherwise forfeited under Chapter 13 of the CGCL ("Dissenting Shares")) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or any holder thereof, be converted into and be exchangeable for the right to receive a number of Genesis Shares equal to the quotient obtained by dividing (A) 90,000 by (B) the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Time and being exchanged pursuant to this Section 4.1(a) (all such Genesis Shares issued being referred to as the "Merger Consideration").

(b) Cancellation of Treasury Shares and Genesis-owned Shares. Each Share held by the Company, Genesis, Acquisition, any other subsidiary of Genesis immediately prior to the Effective Time shall be canceled, retired and cease to exist and no payment shall be made with respect thereto.

4.2 Exchange Fund. Prior to the Effective Time, Genesis shall appoint U.S. Stock Transfer Corporation to act as exchange agent hereunder for the purpose of exchanging Company Shares for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Genesis shall deposit with the Exchange Agent, in trust for the benefit of holders of the Company Shares, certificates representing the Genesis Shares issuable pursuant to Section 4.1 in exchange for outstanding Company Shares, less the Genesis Shares to be held back as provided in Section 4.13. Any Genesis Share certificates deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

4.3 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Genesis may reasonably specify; and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor Genesis Shares representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 4.1(a) (after taking into account all Company Shares then held by such holder), less the Genesis Shares to be held



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back as provided in Section 4.13. In the event of a transfer of ownership of
Genesis Shares which is not registered in the transfer records of the Company, Genesis Shares evidencing, in the aggregate, the proper number of Genesis Shares, may be issued with respect to such Company Shares to such a transferee if the Certificate representing such Company Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

4.4 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to Genesis Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Genesis Shares that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 4.3. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of Genesis Shares issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Genesis Shares, and
(b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Genesis Shares.

4.5 No Further Ownership Rights in Company Shares. All Genesis Shares issued and cash paid upon conversion of the Company Shares in accordance with the terms of
Article II and this Article IV shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Shares.

4.6 Fractional Genesis Shares. Certificates for Genesis Shares representing fractional Genesis Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates to the extent required. Such fractional share interests will entitle the owner thereof to vote and to have the rights of a shareholder of Genesis or a holder of Genesis Shares to the extent of such fractional interest.

4.7 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation and Genesis for the Merger Consideration with respect to the Company Shares formerly represented thereby to which such holders are entitled pursuant to Section 4.1 and Section 4.2, and any dividends or distributions with respect to Genesis Shares to which such holders are entitled pursuant to Section 4.3. Any such portion of the Exchange Fund remaining unclaimed by holders of Company Shares three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

4.8 No Liability. None of Genesis, Acquisition, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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4.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Company Shares formerly represented thereby, any cash in lieu of fractional Genesis Shares and unpaid dividends and distributions on Genesis Shares deliverable in respect thereof, pursuant to this Agreement.

4.10 Withholding Rights. Each of the Surviving Corporation and Genesis shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Genesis, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Genesis, as the case may be.

4.11 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Genesis for any reason shall be converted into the Merger Consideration with respect to Company Shares formerly represented thereby and dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.4.

4.12 Affiliates. Notwithstanding anything to the contrary herein, no Genesis Shares or cash shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.30 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations until such person has executed and delivered to Genesis the written agreement contemplated by Section 6.30.


                  4.13     Pledged Assets.

                  (a) As collateral security for the payment of any damages resulting from a breach of this Agreement or any indemnification obligations of Stockholder pursuant to Article 10, Stockholder shall, and by execution hereof does hereby, transfer, pledge and assign to Genesis, for the benefit of Genesis, a security interest in the following assets (the "Pledged Assets"):

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                  (i) at the Closing, thirty-three percent (33%) of the initial
         Genesis Shares delivered pursuant to Section 4.1 hereof, and the certificates and instruments, if any, representing or evidencing such Pledged Assets;

                  (ii) all securities hereafter delivered to Stockholder with respect to or in substitution for the Pledged Assets described in clause (i), all certificates and instruments representing or evidencing such securities, and all non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event Stockholder receives any such property, Stockholder shall hold such property in trust for Genesis and shall immediately deliver such property to Genesis to be held hereunder as Pledged Assets; and

                  (iii) all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

                  (b) Each certificate, if any, evidencing the Pledged Assets issued pursuant to this Agreement shall be delivered to Genesis directly by the transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at Genesis' request. Stockholder shall, at the Closing or at such other date of receipt, deliver to Genesis, for each such certificate, a stock power duly signed in blank by it.

                  (c) The Pledged Assets shall be available to satisfy any damages for breach of this Agreement and any indemnification obligations of Stockholder pursuant to Article 10 until the date that is one year after the Effective Time with respect to all of the Pledged Assets and the date that is two years after the Effective Time with respect to one-half of the Pledged Assets (each a "Release Date"). Promptly following the first Release Date, Genesis shall return or cause to be returned to Stockholder one-half of the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any damages for breach, (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Article 10) until such claim is resolved, and (iii) any indemnification obligations of Stockholder pursuant to
Article 10. Promptly following the second Release Date, Genesis shall return or cause to be returned to Stockholder the balance of the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any damages for breach, (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Article 10) until such claim is resolved, and (iii) any indemnification obligations of Stockholder pursuant to Article 10. For purposes of this Section 4.13(c) and Article 10, the Genesis Shares held as Pledged Assets shall be valued at (x) the arithmetic mean of the closing price of the Genesis Shares for the 20 trading days ending on the day prior to the Closing reduced by (y) the per share amount of any damages or Claims.

                  (d) Stockholder shall be entitled to exercise any voting powers incident to the Pledged Assets and to receive and retain all cash dividends paid thereon.

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                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                           OF ACQUISITION AND GENESIS

                  To induce Stockholder and Company to enter into this Agreement and consummate the transactions contemplated hereby, Genesis represents and warrants to Stockholder and Company as follows:

                  5.1 Due Organization. Genesis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on Genesis. Copies of the certificate of incorporation and the bylaws, each as amended, of Genesis (collectively, the "Genesis Charter Documents") have been made available to Company. Genesis is not in violation of any Genesis Charter Document.

                  5.2 Genesis Shares. The Genesis Shares to be delivered to Stockholder at the Effective Time, when delivered in accordance with the terms of this Agreement, will be valid and legally issued Genesis Shares fully paid and nonassessable.

                  5.3 Authorization; Validity of Obligations. The representatives of Genesis executing this Agreement have all requisite corporate power and authority to enter into and bind Genesis to the terms of this Agreement. Genesis has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Genesis and the performance by Genesis of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Genesis, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Genesis enforceable in accordance with its terms.

                  5.4 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

                  (a) conflict with, or result in a breach or violation of the Genesis Charter Documents;

                  (b) subject, until the time of Closing, to compliance with any agreements between Genesis and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Genesis is a party or by which Genesis is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of Genesis' properties pursuant to (i) any law or regulation to which Genesis or any of its property is subject, or (ii) any judgment, order or decree to which Genesis is bound or any of its property is subject;

                  (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Genesis; or

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                  (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which Genesis is subject, or by which Genesis is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

                                   ARTICLE 6


            REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDER

                  To induce Genesis to enter into this Agreement and consummate the transactions contemplated hereby, the Company and Stockholder, jointly and severally, represents and warrants to Genesis as follows (for purposes of this Agreement, the phrases "knowledge of Company" or "Company's knowledge," or words of similar import, mean the knowledge of the Stockholder and the directors and officers the Company and each of its Subsidiaries (as defined below), including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

                  6.1 Due Organization. The Company and each of Company's subsidiaries (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company or any of its Subsidiaries. Schedule 6.1 hereto contains a list of all jurisdictions in which the Company or any of its Subsidiaries is authorized or qualified to do business. The Company and each Subsidiary is in good standing in each such jurisdiction. The Company has made available to Genesis true, complete and correct copies of the Organizational Documents. The Company or any Subsidiary is not in violation of any Charter Documents. The minute books of the Company and each Subsidiary have been made available to Genesis (and as of the Closing, the minute books of Company and each Subsidiary) will have been delivered, along with Company's and each Subsidiary's original stock ledger and corporate seal, to Genesis) and are correct and, except as set forth in Schedule 6.1, complete in all material respects.

                  6.2 Authorization; Validity. The Company and Stockholder each has all requisite power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The Company and Stockholder each has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Stockholder and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Company and the Stockholder, enforceable in accordance with its terms.

                  6.3 No Conflicts. Except as disclosed in Schedule 6.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

                  (a) conflict with, or result in a breach or violation of, any of the Organizational Documents;

                  (b) conflict with, or result in a default (or an event that would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which Stockholder, Company or any Subsidiary is a party or by which Stockholder, Company or any Subsidiary is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of any Stockholder, Company's or any Subsidiary's properties pursuant to (i) any law or regulation to which Stockholder, Company or any Subsidiary or any of their respective property is subject, or (ii) any judgment, order or decree to which Stockholder, Company or any Subsidiary is bound or any of their respective property is subject;

                  (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Stockholder, Company or any Subsidiary; or

                  (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which Stockholder, Company or any Subsidiary is subject or by which Stockholder, Company or any Subsidiary is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

                  6.4 Capital Stock of the Company. The authorized capital stock of the Company consists of ______ shares of common stock, $____ par value, of which _____ shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholder as set forth in Schedule 6.4, free and clear of all Liens. All of the issued and outstanding shares of the capital stock of the Company was offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                  6.5 Transactions in Capital Stock. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise cause to become outstanding any shares of capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their respective equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, Genesis will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

                  6.6      Subsidiaries, Stock and Notes.

                  (a) Except as set forth on Schedule 6.6, Company has no other subsidiaries.

                  (b) Except as set forth on Schedule 6.6(b), Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is Stockholder or Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

                  (c) Except as set forth on Schedule 6.6(c), there are no promissory notes that have been issued to, or are held by, Company or any Subsidiary.

                  6.7 Predecessor Status. Schedule 6.7 sets forth a list of all names of all predecessor companies of Company and each Subsidiary, including the names of any entities from which Company or any Subsidiary previously acquired significant assets. Except as set forth on Schedule 6.7, neither Company nor any Subsidiary has ever been a subsidiary or division of another corporation, nor have they been a part of an acquisition that was later rescinded.

                  6.8 Absence of Claims. Except as set forth on Schedule 6.8, neither Stockholder nor any of Stockholder's affiliates has any claim against Company or any Subsidiary, and upon consummation of the Merger and the distribution of the Merger Consideration, neither Stockholder nor any of Stockholder's affiliates will have any claim against Company or any Subsidiary except as expressly provided in this Agreement.

                  6.9 Financial Statements. Company has delivered to Genesis (a) true and correct summaries accurately reflecting Company's financial condition at December 31, 1999 (collectively, the "Year-end Financials") and (b) true and correct summaries accurately reflecting Company's financial condition as of March 31, 2000 (the "Balance Sheet Date") (the "Interim Financials," and together with the Year-end Financials, the "Company Financial Statements"). The Company Financial Statements present fairly the financial condition of Company as of the dates indicated thereon and the results of its operations for the periods indicated thereon.

                  6.10     Liabilities and Obligations.

                  (a) The Company is not liable for or subject to any liabilities except for:


                  (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                  (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise;

                  (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material; and

                  (iv) those liabilities disclosed on Schedule 6.10(a).

                  (b) Set forth on Schedule 6.10(b) is, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

                  (c) Schedule 6.10(c) also includes a summary description of all current plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of Company or any Subsidiary has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by Company would require additional material expenditures of capital.

                  (d) For purposes of this Section 6.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 6.10(d) contains a complete list of all indebtedness of Company (on a consolidated basis) as of the Effective Time.

                  6.11 Accounts and Notes Receivable. The Company has delivered to Genesis a complete and accurate list, as of a date not more than two (2) business days prior to the Effective Time, of the accounts and notes receivable of Company and all Subsidiaries (including without limitation receivables from and advances to employees, Stockholder and affiliates), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety (180) days after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

                  6.12 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Company and its Subsidiaries. Neither Company nor any Subsidiary has engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in the Company's normally maintained books and records and which are in compliance with all applicable laws, including laws relating to the receipt and deposit of funds in trust for third parties.

                  6.13 Permits. Except as disclosed in Schedule 6.13, Company and each Subsidiary owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), licenses and franchises necessary for the continued operation of their respective business as it is currently being conducted (the "Permits"). The Permits are valid, and Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. Except as otherwise disclosed in Schedule 6.13, the Company and each Subsidiary has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to Company or any Subsidiary by, any Permit.

                  6.14     Real Property.

                  (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

                  (b) Schedule 6.14(b) contains a complete and accurate description of all Real Property (including street address, owner and Company's use thereof) and, to the Company's knowledge, any Liens on such Real Property.
Schedule 6.14(b) indicates whether the Real Property is owned or leased. The Real Property listed on Schedule 6.14 includes all interests in real property necessary to conduct the business and operations of the Company.

                  (c)      Except as set forth in Schedule 6.14(c):

                  (i)      The Company does not own any Real Property.
                  (ii) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

                  (iii) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the Company's business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

                  (iv) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property.

                  (v) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof, nor has the Company or any of the Stockholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

                  (vi) No portion of the Real Property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

                  (vii) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

                  (viii) There are no service contracts or other agreements relating to the use or operation of the Real Property.

                  (ix) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

                  (x) All written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided Genesis with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any options granted to such party under such Lease. The Company does not have any oral leases. The Leases and the Company's interests thereunder are free of all Liens, except as set forth on Schedule 6.15.

                  (xi) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby and each will remain in full force and effect following the Effective Time, without acceleration, default, penalty or other charge.

                  6.15     Personal Property.

                  (a) Schedule 6.15(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by Company or any Subsidiary with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by Stockholder or business or personal affiliates of Stockholder or Company.

                  (b) Company and each Subsidiary currently owns or leases all personal property necessary to conduct the business and operations of Company and such Subsidiary as they are currently being conducted.

                  (c) All material machinery and equipment of Company, including those listed on Schedule 6.15(a), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 6.15(a) are in full force and effect and constitute valid and binding agreements of Company or any Subsidiary, and the Stockholder, Company or any Subsidiary are not in breach of any of their terms. All fixed assets used by the Company that are material to the operation of its business are either owned by Company or a Subsidiary or leased under an agreement listed on Schedule 6.15(a).

                  6.16     Intellectual Property.

                  (a) Company or the respective Subsidiary is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 6.16(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that Company and the Subsidiaries now own or use in connection with their businesses. Except with respect to those Marks shown as licensed on Schedule 6.16(a), Company owns all of the registered and unregistered Marks that Company and the Subsidiaries use. The Marks listed on Schedule 6.16(a) will not cease to be valid rights of Company and the Subsidiaries by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 4.16, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by Company or any Subsidiary, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by Company or any Subsidiary, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by Company or any Subsidiary in the United States or any foreign country.

                  (b) Company or the respective Subsidiary is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on Schedule 6.16(b)(i) and in the Copyright registrations listed on Schedule 6.16(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that Company and the Subsidiaries now own or are licensed to use. The Company or the respective Subsidiary owns or is licensed to practice under all patents and copyright registrations that Company or the respective Subsidiary now owns or uses in connection with its businesses. For purposes of this Section 6.16, the term "Patent" shall mean any United States or foreign patent to which Company or any Subsidiary has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by Company or any Subsidiary; the term "Copyright" shall mean any United States or foreign copyright owned by Company or any Subsidiary as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a United States or foreign copyright registration made by Company or any Subsidiary.

                  (c) Company or the respective Subsidiary is the true and lawful owner of, or is licensed or otherwise possess legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights"). Those Other Rights constitute all of the Other Rights that Company and the Subsidiaries now own or are licensed to use. The Company and the Subsidiaries, respectively, own or are licensed to practice under all trade secrets, franchises or similar rights that they own, use or practice under.

                  (d) The Marks, Patents and Copyrights listed on Schedules 6.16(a), 6.16(b)(i) and 6.16(b)(ii), and the Other Rights are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by Company and its Subsidiaries is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third-Party Intellectual Property." Except as indicated on Schedule 6.16(d), neither Company nor any Subsidiary has any obligation to compensate any person for the use of any Intellectual Property nor has Company or any Subsidiary granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

                  (e) Neither Company nor any Subsidiary is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third-Party Intellectual Property license, sublicense or agreement described in Schedule 6.16(a), (b) or (c). No claims with respect to Company Intellectual Property or Third-Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Company or any Subsidiary infringe on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by Company or any Subsidiary of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Company's or any Subsidiary's businesses as currently conducted by Company or any Subsidiary; (iii) challenging the ownership, validity or effectiveness of any of Company Intellectual Property or other trade secret material to Company or any Subsidiary; or (iv) challenging Company's or any Subsidiary's license or legally enforceable right to use of the Third-Party Intellectual Property. To Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of Company Intellectual Property by any third party. Neither Company nor any of Subsidiary (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that Company or any Subsidiary may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, Company or any Subsidiary of any trade secret, patent, trademark, service mark, or copyright of another.

                  6.17     Material Contracts and Commitments.

                  (a) Schedule 6.17(a) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which Company or any Subsidiary is a party or by which they or their properties are bound (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which Company or any Subsidiary and any affiliate of Company or any Subsidiary or any officer, director or Stockholder of Company or any Subsidiary are parties or have any interest ("Related Party Agreements"); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $20,000, or that may generate revenues or income exceeding, during the current term thereof, $20,000 (collectively with the Related Party Agreements, the "Material Contracts"). Company has delivered to Genesis true, complete and correct copies of the Material Contracts that are in writing. Company and each Subsidiary has complied with all of their commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and there are no Material Contracts that were not negotiated at arm's length.

                  (b) Each Material Contract, except those terminated pursuant to Section 6.3(b), is valid and binding on Company and each Subsidiary and is in full force and effect and is not subject to any default thereunder by any party obligated to Company or any Subsidiary pursuant thereto. Except as disclosed in
Schedule 6.17(b), Company and each Subsidiary has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

                  (c) The outstanding balances on all loans or credit agreements either (i) between Company or any Subsidiary and any person in which Stockholder owns a material interest, or (ii) guaranteed by Company or any Subsidiary for the benefit of any person in which Stockholder owns a material interest, are set forth in Schedule 6.17(c).

                  (d) The pledge, hypothecation or mortgage of all or substantially all of Company's or any Subsidiary's assets (including, without limitation, a pledge of Company's or any Subsidiary's contract rights under any Material Contract) will not, except as set forth on Schedule 6.17(d), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the assets of Company or any Subsidiary (other than a Lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 6.17(d)) pursuant to any of the terms and provisions of, any Material Contract to which Company or any Subsidiary is a party or by which the property of Company or any Subsidiary is bound.

                  6.18     Government Contracts.

                  (a) Except as set forth on Schedule 6.18, neither Company nor any Subsidiary is a party to any government contracts.

                  (b) Neither Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for Company's or any Subsidiary's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

                  (c) Except as set forth in Schedule 618, neither Company nor any Subsidiary has been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any government agency or instrumentality, nor, to the knowledge of Company, has such audit or investigation been threatened.

                  (d) Neither Company nor any Subsidiary has any dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

                  (e) Neither Company nor any Subsidiary has, with respect to any government contract, received a cure notice advising Company or any Subsidiary that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

                  (f) Neither Company nor any Subsidiary has submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

                  (g) No employee, agent, consultant, representative, or affiliate of Company or any Subsidiary is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to Company's or any Subsidiary's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

                  (h) Each of Company's and any Subsidiary's government contracts has been issued, awarded or nominated to Company or such Subsidiary in Company's or such Subsidiary's name.

                  6.19 Insurance. Schedule 6.19 sets forth a complete and accurate list of all insurance policies carried by Company and each Subsidiary and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Company has made available to Genesis true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and Company and each Subsidiary is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of Company and its Subsidiaries, as applicable. The insurance carried by Company with respect to its properties, assets and business is, to the Company's knowledge, with financially sound insurers. To the knowledge of Company and its Subsidiaries, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

                  6.20 Labor and Employment Matters. With respect to employees of and service providers to Company and each Subsidiary, except as set forth in
Schedule 6.20:

                  (a) Company and each Subsidiary is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

                  (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against Company or such Subsidiary pending or, to Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

                  (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to Company's knowledge, threatened, against or directly affecting Company or such Subsidiary;

                  (d) to Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

                  (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to Company's knowledge, no claims therefor exist or have been threatened;

                  (f) the employees of Company and such Subsidiary are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against Company or such Subsidiary or currently being negotiated by Company or such Subsidiary; and

                  (g) all persons classified by Company and such Subsidiary as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company and such Subsidiary have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

                  6.21 Employee Benefit Plans. Attached hereto as Schedule 6.21 is a list of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of ERISA, copies of which have been made available to Genesis , which are currently maintained and/or sponsored by Company or any of its Subsidiaries, or to which Company or any of its Subsidiaries currently contribute, or have an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Schedule 6.21 sets forth all of the Plans that have been terminated within the past three years.

                  All Plans are in compliance in all material respects with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and in all material respects have been administered, operated and managed in accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code, have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 4.21. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Effective Time. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) any Stockholder; (ii) any Plan; (iii) Company; or (iv) any Subsidiary have engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in
Section 412(a) of the Code and Section 302(1) of ERISA; and neither Company nor any Subsidiary currently has (nor at the Effective Time will have) any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plan under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty; and none of Company, any Subsidiary or any member of a "controlled group" (as defined in ERISA
Section 4001(a)(14)) currently have (or at the Effective Time will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14)), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan. Further:

                  (a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

                  (b) no Plan which is subject to the provisions of Title IV of ERISA has been terminated;

                  (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

                  (d) the valuation of assets of any Qualified Plan, as of the Effective Time, shall exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans;

                  (e) with respect to Plans which qualify as "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Company, each Subsidiary and the Stockholder has complied (and on the Effective Time will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and neither Company nor any Subsidiary has (or will incur) direct or indirect liability or is (or will be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company, any Subsidiary or the Stockholder, at any time prior to the Effective Time, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Effective Time directly or indirectly against Stockholder, Company or any Subsidiary with respect to such group health plans;

                  (f) neither Company nor any Subsidiary now is nor has it been within the past five years a member of a "controlled group" as defined in ERISA
Section 4001(a)(14);

                  (g) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to Company's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

                  (h) the Company Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Company Financial Statements to be not representative of most prior periods; and

                  (i) neither Company nor any Subsidiary has incurred liability under Section 4062 of ERISA.

                  6.22     Conformity with Law; Litigation.

                  (a) Except as set forth on Schedule 6.22(a), neither Company nor any Subsidiary is in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect. Company and each Subsidiary has conducted and are conducting their business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might have a Material Adverse Effect.

                  (b) No officer, director or Stockholder of Company has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection while he held such position or within two years thereafter.

                  (c) Except as set forth on Schedule 6.22(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of Company, threatened against or affecting Company or any Subsidiary at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Company or any Subsidiary or against any of their respective properties or business.

                    6.23 Restrictive Covenants. Neither Company nor any Subsidiary is a party to or bound or affected by any commitment, agreement or document containing any covenant limiting the freedom of Company or a Subsidiary to compete in any line of business, transfer or move any of its assets or operations or which does or would reasonably expected to materially or adversely affect the business practices, operations or conditions of Company or any Subsidiary.

                  6.24     Taxes.

                  (a)

                  (i) Company and each Subsidiary timely filed all Tax Returns due on or before the Effective Time and all such Tax Returns are true, correct and complete in all respects.

                  (ii) Company and each Subsidiary has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

                  (iii) The amount of Company's and all Subsidiaries' liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of Company's and all Subsidiaries' liability for unpaid Taxes for all periods or portions thereof ending on or before the Effective Time will not exceed the amount of the current liability accruals for Taxes (excluding reserves for Deferred Taxes) as such accruals are reflected on the books and records of Company as of the Effective Time.

                  (iv) There are no ongoing examinations or claims against Company or any Subsidiary for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

                  (v) Company has had a taxable year ended on December 31, in each year since its formation.

                  (vi) Company and each Subsidiary currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past 10 years. Neither Company nor any Subsidiary has agreed to, and neither is or will be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                  (vii) Company and each Subsidiary has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

                  (viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of Company and each Subsidiary for the last five fiscal years have been made available to Genesis.

                  (ix) There are (and as of immediately following the Effective Time there will be) no Liens on the assets of Company or any Subsidiary relating to or attributable to Taxes.

                  (x) To Company's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Company or any Subsidiary or otherwise have a Material Adverse Effect.

                  (xi) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any Subsidiary that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                  (xii) Except as set forth on Schedule 4.24, neither Company nor any Subsidiary is or has been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and neither Company nor any Subsidiary has assumed the tax liability of any other person under contract.

                  (xiii) Company's and its Subsidiaries' tax basis in their assets for purposes of determining future amortization, depreciation and other federal income tax deductions is accurately reflected on Company's tax books and records.

                  (b)      For purposes of this Agreement:

                  (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

                  (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

                  6.25 Absence of Changes. Since the Balance Sheet Date, Company and each Subsidiary has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 6.25, there has not been:

                  (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Company or any Subsidiary;

                  (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of Company or any Subsidiary;

                  (c) any change in the authorized capital of Company or any Subsidiary or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                  (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Company or any Subsidiary (except for dividends or distributions to Company by a Subsidiary);

                  (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Company or any Subsidiary to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                  (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

                  (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company or any Subsidiary to any person, including without limitation the Stockholder and her affiliates;

                  (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Company or any Subsidiary, including without limitation any indebtedness or obligation of the Stockholder and her affiliates, provided that Company or any Subsidiary may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                  (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Company or any Subsidiary or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                  (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of Company or any Subsidiary;

                  (k) any waiver of any material rights or claims of Company or any Subsidiary;

                  (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which Company or any Subsidiary is a party;

                  (m) any transaction by Company or any Subsidiary outside the ordinary course of business;

                  (n) any capital commitment by Company or any Subsidiary, either individually or in the aggregate, exceeding $10,000;

                  (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any Subsidiary or the revaluation by Company or any Subsidiary of any of its assets;

                  (p) any creation or assumption by Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

                  (q) any entry into, amendment of, relinquishment, termination or non-renewal by Company or any Subsidiary of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by Company and its Subsidiaries in excess of $25,000;

                  (r) any loan by Company or any Subsidiary to any person or entity, incurring by Company, of any indebtedness, guaranteeing by Company or any Subsidiary of any indebtedness, issuance or sale of any debt securities of Company or any Subsidiary or guaranteeing of any debt securities of others;

                  (s) the commencement or notice or, to the knowledge of Company or any Subsidiary, threat of commencement, of any lawsuit or proceeding against, or investigation of, Company or any Subsidiary or any of their respective affairs; or

                  (t) any negotiation or agreement by Company or any Subsidiary or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Genesis and its representatives regarding the transactions contemplated by this Agreement).

                  6.26 Deposit Accounts; Powers of Attorney. Schedule 6.26 sets forth a complete and accurate list as of the date of this Agreement, of:

                  (a) the name of each financial institution in which Company or any Subsidiary has any account or safe deposit box;

                  (b) the names in which the accounts or boxes are held;

                  (c) the type of account;

                  (d) the name of each person authorized to draw thereon or have access thereto; and

                  (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from Company or any Subsidiary and a description of the terms of such power.

                  6.27     Environmental Matters.

                  (a) Hazardous Material. Other than as set forth on Schedule 6.27(a), to the knowledge of Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any Subsidiary has at any time owned, operated, occupied or leased. Schedule 6.27(a) identifies all known underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by Company or any Subsidiary.

                  (b) Hazardous Materials Activities. To the knowledge of the Company, neither the Company nor any Subsidiary has transported, stored, used, manufactured, disposed of or released, or exposed their employees or others to, Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has Company nor any Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. The Company and each Subsidiary currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of Company Hazardous Material Activities and other business of Company and its Subsidiaries as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. Company and each Subsidiary (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and
(B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 6.27(c) includes a listing and description of all Environmental Permits currently held by Company and each Subsidiary.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve Company or any Subsidiary (or any person or entity whose liability Company or any Subsidiary has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon Company or any Subsidiary (or any person or entity whose liability Company or any Subsidiary has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

                  6.28 Relations with Governments. Neither Company nor any Subsidiary has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

                  6.29 Disclosure. The Company has delivered to Genesis true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested in writing by Genesis. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the Schedules hereto and all other documents and information furnished to Genesis and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Company or Stockholder becomes aware of any fact or circumstance which would change a representation or warranty of Company or Stockholder in this Agreement or any representation made on behalf of Company or Stockholder, Company or Stockholder shall immediately give notice of such fact or circumstance to Genesis. However, such notification shall not relieve Company or Stockholder of their respective obligations under this Agreement, and at the sole option of Genesis, the truth and accuracy of any and all warranties and representations of Company and Stockholder, at the date of this Agreement and as of the Effective Time, shall be a precondition to the consummation of this Agreement.

                  6.30 Affiliates. The Stockholder is the only person who is, in the reasonable judgment of Company, an affiliate of Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "1933 Act") or Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (each such person an "Affiliate").

                  6.31 Location of Chief Executive Offices. Schedule 6.31 sets forth the location of Company's and each Subsidiary's chief executive offices.

                  6.32 Location of Equipment and Inventory. All Inventory and Equipment held on the date hereof by Company and each Subsidiary are located at one of the locations shown on Schedule 6.32. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of California (the "Cal. U.C.C.") owned by Company or any Subsidiary as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term "Equipment" shall mean any "equipment," as such term is defined in the Cal.U.C.C. in effect on the date hereof, owned by Company or any Subsidiary, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by Company or any Subsidiary, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

                  6.33 Accredited Investors. Each holder of Company Shares is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the 1933 Act; is acquiring the Genesis Shares for investment purposes only, for the account of such holder and not with the view to any resale or distribution thereof; is not participating, directly or indirectly, in an underwriting of such Genesis Shares; and will not take, or cause to be taken, any action that would cause itself or its stockholders to be deemed an "underwriter," as defined in Section 2(a)(11) of the 1933 Act, of such Genesis Shares.

                                   ARTICLE 7

                              ADDITIONAL AGREEMENTS

7.1 Acquisition Proposals. From the date hereof until the termination hereof, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

7.2 Notification of Certain Matters. The Company shall give prompt notice to Genesis and Acquisition, and Genesis and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Genesis or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this
Section 7.2 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  7.3 Pooling.

                  (a) Company shall use its reasonable best efforts to cause to be delivered to Genesis a letter from Company's accountants dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under Opinion 16 of the Accounting Principles Board ("APB 16") and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement.

(b) Genesis shall use its reasonable best efforts to cause to be delivered to the Company a letter from Singer, Lewak, Greenbaum & Goldstein, LLP dated as of the date the Registration Statement is declared effective and dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement.

                  7.4 Conduct of Business Pending Effective Time. Between the date hereof and the Effective Time, Company (which includes each Subsidiary for purposes of this Section 7.4) will (except as requested or agreed by Genesis):

                  (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                  (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                  (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

                  (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                  (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

                  (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                  (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

                  (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees.

                  7.5 Preparation of Audited Financial Statements. The Company will, as promptly as practicable, prepare financial statements in accordance with GAAP for the five years (or such shorter period as the Company shall have been in existence) ending December 31, 1999 (the "GAAP Financial Statements"). The Company will retain Singer, Lewak, Greenbaum and Goldstein, LLP to audit the GAAP Financial Statements.

                  7.6      Sales of Genesis Shares.

                  (a) Stockholder will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of one-half of the Genesis Shares to be received by Stockholder in pursuant to this Agreement prior to the date that is, (i) with respect to one-third of the shares, 24 months from the Effective Time, (ii) with respect to two-thirds of the shares, 18 months from the Effective Time and (iii) with respect to all of the shares, 12 months from the Effective Time.

                  (b) Stockholder acknowledges and agrees that Genesis will not provide Stockholder with a prospectus for Stockholder's use in selling the Genesis Shares to be received by Stockholder pursuant to this Agreement, and agrees to sell such shares only in accordance with the requirements, if any, of Rule 144 or Rule 145(d) promulgated under the 1933 Act, as applicable. Genesis acknowledges that the provisions of this Section 7.6(b) will be satisfied as to any sale by Stockholder of the Genesis Shares Stockholder may acquire pursuant to this Agreement pursuant to Rule 144 or Rule 145(d) under the Securities Act, by a broker's letter and a letter from Stockholder with respect to that sale stating that the applicable requirements of Rule 144(c), (d), (e), (f) and (h) or Rule 145(d)(1) have been met or are inapplicable by virtue of Rule 144(k), Rule 145(d)(2) or Rule 145(d)(3), provided, however, that Genesis has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 144 or Rule 145(d) and subject to any changes in Rule 144 or Rule 145 after the date of this Agreement.

                  (c) The certificate or certificates evidencing the Genesis Shares to be delivered to Stockholder pursuant to this Agreement will bear restrictive legends substantially in the following forms: THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT COVERING THE TRANSFER OF SUCH SHARES OR A VALID EXEMPTION FROM REGISTRATION. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD EXPIRING ON ***, PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 8, 2000, AMONG THE ISSUER, GENESIS-DYNA ACQUISITION, INC., DYNATYPE DESIGN AND GRAPHIC CENTERS, INC. AND KATHRYN A. SMITH. PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED. *** With respect to the one-half of Genesis Shares to be received by Stockholder pursuant to this Agreement, certificates representing one-third of the shares issued will read "May 8, 2001," one-third will read "November 8, 2001" and one-third will read "May 8, 2002."

         7.7      Tax Matters.

         (a) The following provisions shall govern the allocation of responsibility as between the Stockholder on one part, and the Surviving Corporation on another part for certain tax matters following the Effective
Time:

                  (i) the Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of Company (which for purposes of this Section 7.7 shall include all Subsidiaries) for all periods ending on or before the Effective Time that are due after the Effective Time. Stockholder shall pay to the Surviving Corporation on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on Company's books and records as of the Effective Time. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to the reasonable review and approval by Stockholder. To the extent reasonably requested by Genesis or required by law, Stockholder shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

                  (ii) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Effective Time and end after the Effective Time. Stockholder shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending at the Effective Time to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on Company's books and records as of the Effective Time. For purposes of this
         Section 7.7, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end at) the Effective Time, the portion of such Tax which relates to the portion of such taxable period ending at the Effective Time shall
         (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending at the Effective Time and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended at the Effective Time. Any credits relating to a taxable period that begins before and ends after the Effective Time shall be taken into account as though the relevant taxable period ended at the Effective Time. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Corporation.

                  (iii) Genesis and the Surviving Corporation on one part and Stockholder on another part shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.7 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to Company for all periods ending prior to or including the Effective Time; and (C) preserve information, records or documents relating to tax matters pertinent to Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

                  (iv) Stockholder shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and Stockholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, Genesis and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

                  7.8 Accounts Receivable. Genesis and the Surviving Corporation will use their reasonable best efforts to collect the Accounts Receivable. Any amounts received by the Surviving Corporation for a particular Account Receivable (i) that was not originally collected within 180 days after the day on which it became due and payable and (ii) for which Genesis or the Surviving Corporation has not received indemnification pursuant to Article 10, shall be applied against amounts due on that particular Account Receivable and such amount shall be subtracted from the aggregate amount of Damages on the date of collection of such Account Receivable. Any amounts received by the Surviving Corporation for a particular Account Receivable (i) that was not originally collected within 180 days after the day on which it became due and payable and
(ii) for which Genesis or the Surviving Corporation has received indemnification pursuant to Article 10, shall be remitted to Stockholder within fifteen (15) days of receipt by the Surviving Corporation.

                  7.9 Related Party Agreements. Company and/or Stockholder, as the case may be, shall terminate any Related Party Agreements that Genesis requests Company or Stockholder to terminate in writing.

                  7.10     Cooperation; Delayed Deliveries.

                  (a) Company, Stockholder, and Genesis shall each deliver or cause to be delivered to the other at the Effective Time, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of Company shall execute any documentation reasonably required by Genesis's Accountants (in connection with Genesis's Accountants' future audits of Company).

                  (b) The Stockholder and Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of Company and its Subsidiaries cooperate with Genesis at and after the Effective Time in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Effective Time.

                  (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

                  (d) The Company, Stockholder, and Genesis shall file all notices and other information and documents required under the HSR Act as promptly as practicable after the date hereof.


                  7.11  Noncompetition

                  (a) Prohibited Activities. Stockholder agrees that for a period of two years following the Effective Time, neither it nor any of its affiliates, including its stockholders immediately prior to the Effective Time, shall:

                  (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Surviving Corporation or Genesis within the United States of America, Canada or any other country in which Genesis, Company or their respective affiliates currently conduct business (the "Territory");

                  (ii) call upon any person who is, at that time, within the Territory, an employee of Genesis or any subsidiary of Genesis in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Genesis or such subsidiary;

                  (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of Genesis or Company or any subsidiaries of Genesis or Company within the Territory for the purpose of soliciting or selling online information dissemination, advertising or marketing or web page design or development related services within the Territory;

                  (iv) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by any of them or for which any of them made an acquisition analysis for themselves or Genesis or any subsidiaries of Genesis, including Company; or

                  (v) disclose customers, whether in existence or proposed, of Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Stockholder or any such affiliate from (i) acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market or (ii) engaging in any activity to which Genesis shall have provided its prior written consent.

                  (b) Damages. Because of the difficulty of measuring economic losses to Genesis as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Genesis for which they would have no other adequate remedy, Stockholder agrees that, in the event of a breach by it or its affiliates of the foregoing covenant, the covenant may be enforced by Genesis by, without limitation, injunctions and restraining orders.

                  (c) Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Section 7.11 impose a reasonable restraint on Stockholder and any affiliates in light of the activities and business of Genesis on the date of the execution of this Agreement and the current and future plans of Genesis (as successors to the businesses of Company).

                  (d) Severability; Reformation. The covenants in this Section
7.11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

                  (e) Independent Covenants. All of the covenants in this
Section 7.11 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Stockholder against Company or Genesis, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of three years stated above, shall be computed by excluding from such computation any time during which Stockholder or any of her affiliates are in violation of any provision of this Section 7.11 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Genesis seeks to enforce the agreements and covenants of Stockholder or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if Stockholder or any of their affiliates are found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

                  (f) Materiality. Company and Stockholder hereby agree that the covenants set forth in this Section 7.11 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

                  (g) Termination of Stockholder. In the event Stockholders employment is terminated by the Company without cause or by the employee for good reason pursuant to Section 4.3 of the employment agreement entered into between the Company and Stockholder dated May 8, 2000, the covenant not to complete in this Section 7.11 shall be automatically terminated.


                   7.12    Nondisclosure of Confidential Information.

                  (a) Stockholder. Stockholder recognizes and acknowledges that she has in the past, currently has, and in the future may possibly have, access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and Company's business. Stockholder agrees that she will not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Genesis, unless Stockholder can show that such information has become known to the public generally through no fault of Stockholder's. In the event of a breach or threatened breach by Stockholder of the provisions of this Section 7.12, Genesis shall be entitled to an injunction restraining Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Genesis from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (b) Genesis. Genesis recognizes and acknowledges that it has in the past, currently has, and prior to the Effective Time will have, access to certain confidential information of Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of Company and Company's business. Genesis agrees that it will not disclose any confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Effective Time without prior written consent of Stockholder. In the event of a breach or threatened breach by Genesis of the provisions of this Section 7.12, Stockholder shall be entitled to an injunction restraining Genesis from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Stockholder from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (c) Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, Genesis and Stockholder agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

                                   ARTICLE 8

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GENESIS

                                 AND ACQUISITION

                  The obligations of Genesis and Acquisition to effect the Merger are subject to the satisfaction or waiver, before the Effective Time, to the following conditions and deliveries:

                  8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Stockholder and Company contained in this Agreement shall be true, correct and complete on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Stockholder and Company on or before the Effective Time shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effect dated the Closing Date and signed on behalf of Stockholder and Company shall have been delivered to Genesis.

                  8.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated by this Agreement, or limiting or restricting Genesis's conduct or operation of the business of Company (or its own businesses) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Genesis or Company or any Subsidiary, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of Company or any Subsidiary.

                  8.3 No Material Adverse Change. Except as otherwise disclosed in this Agreement or the Schedules hereto, there shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of Company, taken as a whole, since the Balance Sheet Date; and Genesis shall have received a certificate signed by Stockholder dated the Closing Date to such effect.

                  8.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by Stockholder and Company of the transactions contemplated hereby, shall have been obtained and made and this Agreement shall have been approved by the requisite holders of outstanding Company Shares.

                  8.5 Opinion of Counsel. Genesis shall have received an opinion of legal counsel to Stockholder and Company dated the Closing Date in form and substance reasonably satisfactory to Genesis and its counsel.

                  8.6 Charter Documents. Genesis shall have received (a) a copy of the articles or certificate of incorporation of Company and each Subsidiary certified by an appropriate authority in their respective state of incorporation and (b) a copy of the bylaws of Company and each Subsidiary certified by the Secretary of Company and each Subsidiary, and such documents shall be in form and substance reasonably acceptable to Genesis.

                  8.7 Quarterly Financial Statements. Genesis shall have received from Company completed quarterly financial statements through March 31, 2000 in a form reasonably satisfactory to Genesis.

                  8.8 Due Diligence Review; Schedules. Stockholder and Company shall have made such deliveries as are called for by this Agreement. Genesis shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company and the Subsidiaries. If Genesis shall not be fully satisfied with the foregoing, Genesis shall be entitled to terminate this Agreement.

                  8.9 Employment Agreements. Stockholder shall have entered into an employment agreement with Company, in form and substance reasonably satisfactory to Genesis.

                  8.10 Stockholder's Release. Stockholder shall have delivered to Genesis an instrument dated the Closing Date releasing Company from any and all claims of Stockholder against Company.

                  8.11 No Laws. No laws, rules, regulations, orders or any other requirements of any Governmental Authority shall have been enacted, introduced or announced which may materially and adversely affect Company or any Subsidiary or the business carried on by any of them.

                  8.12 HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

                  8.13 Related Party Agreements. The Company shall have delivered to Genesis evidence of repayment of all amounts due from, or due to, Stockholder and all entities in which Stockholder has an interest.
Such amounts shall include all accounts receivable.

                  8.14 Termination of Employment Agreements. The Company shall have terminated without liability, expense or obligation to Company or any Subsidiary (and no payments shall be required to be made by the Surviving Corporation or any Subsidiary from and after the Effective Time in respect of) any employment agreements the terms of which are not specifically provided for in this Agreement, and neither Company nor any subsidiary shall be liable for any payment in respect of any agreement as a result of a change in control of Company (whether or not in conjunction with any other event or events).

                                   ARTICLE 9

       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STOCKHOLDER AND COMPANY

                  The obligation of Stockholder and Company to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

                  9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Genesis contained in this Agreement shall be true, correct and complete on and as of the Effective Time with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Genesis on or before the Effective Time shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Genesis shall have been delivered to Stockholder.

                  9.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transaction contemplated by this Agreement, or limiting or restricting Genesis' conduct or operation of the business of the Company or the Subsidiaries (or its own businesses) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Genesis or Stockholder, Company, any Subsidiary, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Genesis and its subsidiaries taken as a whole.

                  9.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by Genesis of the transactions contemplated herein, shall have been obtained and made.

                  9.4 Employment Agreements. Company shall have afforded Stockholder an opportunity to enter into an employment agreement with Company in form and substance reasonably satisfactory to Genesis.


                                   ARTICLE 10


                                 INDEMNIFICATION

                  10.1 General Indemnification by Stockholder. Stockholder covenants and agrees to indemnify, defend, protect and hold harmless Genesis and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

                  (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                   (i) any breach of any representation or warranty of Stockholder or Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of Company or Stockholder in connection herewith; or

                   (ii) any nonfulfillment of any covenant or agreement by Stockholder or, prior to the Effective Time, Company, under this Agreement;

                  (iii) the business, operations or assets of Company and its Subsidiaries prior to the Effective Time or the actions or omissions of Company's or any Subsidiary's directors, officers, shareholders, employees or agents prior to the Effective Time, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement; or

                  (iv) the matters disclosed on Schedules 6.22 (conformity with law; litigation), 6.24 (taxes) and 6.27 (environmental matters).

                  (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 10.1.

                  10.2 Limitation and Expiration.  Notwithstanding the above:

                  (a) there shall be no liability for indemnification under
Section 10.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $25,000 (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) Damages arising out of any breaches of the covenants of the Stockholder set forth in this Agreement or representations and warranties made in Sections 6.9 (Company financial conditions), 6.17 (material contracts and commitments), 6.22 (conformity with law; litigation), 6.24 (taxes) and 6.27 (environmental matters); or (ii) Damages described in Section 10.1(a)(iv) or (v).

                  (b) the aggregate amount of Stockholder's liability under this
Article 10 shall not exceed the Merger Consideration; provided, however, that Stockholder's liability for Damages arising out of any breaches of the representations made in Sections 6.24 (taxes) or 6.27 (environmental matters) or Damages described in Sections 10.1(a)(ii) and 10.1(a)(iv) shall not be subject to such limitation;

                  (c) the indemnification obligations under this Article 10, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 10.2(c):

                  (i) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 10.2(c), the first anniversary of the Effective Time, or

                  (2) with respect to representations and warranties contained in Sections 6.21 (employee benefit plans), 6.24 (taxes), 6.27 (environmental matters), and the indemnification set forth in Section 10.1(a)(ii), (iii), or (iv), on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Effective Time if the Claim (as defined below) is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five (5) years after the Effective Time for any other Claim covered by clause (i)(2)(B) of this Section 10.2(c); or

                  (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 10.2(c) (such claims referred to as "Pending Claims").

                  10.3 Indemnification Procedures. All claims or demands for indemnification under this Article 10 ("Claims") shall be asserted and resolved as follows:

                  (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 10.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If Indemnifying Party does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 10.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

                  (b)

                  (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third-Party Claim"), the Indemnified Party shall deliver a Claim Notice to Indemnifying Party. The Indemnifying Party shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                  (ii) In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                  (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third-Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.

                  (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

                  (d) Subject to the provisions of Section 8.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

                  (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 10, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

                  10.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by Stockholder, Company and Genesis in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Effective Time. The representations of Stockholder and Company will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 10.2. The representations of Genesis will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Effective Time.

                  10.5 Remedies Cumulative. The remedies set forth in this
Article 10 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

                                   ARTICLE 11

                                     GENERAL

                  11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time solely:

                  (a) by mutual consent of the boards of directors of Genesis and Company; or

                  (b) by Stockholder and Company as a group, on one part, or by Genesis, on another part, if the Closing shall not have occurred on or before May 31, 2000, provided that the right to terminate this Agreement under this
Section 11.1(b) shall not be available to either party (with Stockholders and Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by Stockholder and Company as a group, on one part, or by Genesis, on another part, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with Stockholder and Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Effective Time; or

                  (d) by Stockholder and Company as a group, on one part, or by Genesis, on another part, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make the consummation of the Merger illegal.

                  11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this Article 11 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 11.1(c) above, then notwithstanding the provisions of Section 11.7 below, the breaching party (with Stockholder and Company deemed to be a single party for purposes of this Article 11), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

                  11.3 Successors and Assigns. Except as provided in this
Section 11.3, this Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Genesis and Stockholder. Genesis may assign this Agreement to any affiliate or associate (as such terms are defined in Rule 405 under the 1933 Act) of Genesis or any entity newly formed by Genesis or such affiliate or associate for the purpose of consummating the transactions contemplated by this Agreement.

                  11.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 11.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  11.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, including by electronic facsimile, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

                  11.6 Brokers and Agents. Each of Genesis, on one part, and Stockholder and Company (as a group), on another part, represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

                  11.7 Expenses. Genesis has and will pay the fees, expenses and disbursements of Genesis and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. Stockholder (and not Company) have and will pay the fees, expenses and disbursements of Stockholder, Company and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

                  11.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

                  11.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to Stockholder or the Company:

                  Dynatype Design and Graphics Centers, Inc.
                  501 East Harvard Street
                  Glendale, CA 91205-1114
                  Attn:  Kathryn A. Smith
                  Telecopy:  (818) 243-0734

                  With copy to:

                  Stern & Goldberg
                  9150 Wilshire Boulevard, Suite 100
                  Beverly Hills, CA 90212
                  Attn:  Ellis Stern, Esq.
                  Telecopy:  (310) 278-5248

         If to Genesis and Acquisition:

                  GenesisIntermedia.com, Inc.
                  5805 Sepulveda Blvd., 4th Floor
                  Van Nuys, CA 91411
                  Attn: Ramy El-Batrawi
                  Telecopy: (818) 902-4301

                  With copy to:

                  Nida & Maloney, LLP
                  800 Anacapa Street
                  Santa Barbara, CA 93101
                  Attn:  Theodore R. Maloney, Esq.
                  Telecopy:  (805) 568-1955

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

                  11.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

                  11.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

                  11.12 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

                  11.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

                  11.14 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

                            [Signature page follows]

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       GENESISINTERMEDIA.COM, INC.


                                       By:
                                          ------------------------
                                                   Name:
                                                   Title:

                                       GENESIS-DYNA ACQUISITION, INC.


                                       By:
                                          ------------------------
                                                   Name:
                                                   Title:


                                       DYNATYPE DESIGN AND GRAPHIC CENTERS, INC.


                                       By:
                                          ------------------------
                                                   Name:
                                                   Title:

                                       KATHRYN A. SMITH


                                       ------------------------------